UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Smith, Roland
   Arby's, Inc. d/b/a Triarc Restaurant Group
   1000 Corporate Drive
   Ft. Lauderdale,, FL  33334
   USA
2. Date of Event Requiring Statement (Month/Day/Year)
   February 13, 1997
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Triarc Companies, Inc.
   TRY
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President of Arby's, Inc. d/b/a Triarc Restaurant Group
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
___________________________________________________________________________________________________________________________________|
1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
None                                       |                      |                |                                               |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Employee Stock Options (|(1)      |03/20/07 |Class A Common         |10,000   |$12.54    |(D)          |                           |
right to buy) with tande|         |         |                       |         |          |             |                           |
m tax withholding rights|         |         |                       |         |          |             |                           |
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Employee Stock Options (|(2)      |01/21/07 |Class A Common         |20,000   |$12.8125  |(D)          |                           |
right to buy) with tande|         |         |                       |         |          |             |                           |
m tax withholding rights|         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options (|(3)      |06/27/06 |Class A Common         |25,000   |$11.75    |(D)          |                           |
right to buy) with tande|         |         |                       |         |          |             |                           |
m tax withholding rights|         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options (|(4)      |12/07/05 |Class A Common         |10,000   |$10.125   |(D)          |                           |
right to buy) with tande|         |         |                       |         |          |             |                           |
m tax withholding rights|         |         |                       |         |          |             |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Employee Stock Options (|(5)      |07/25/05 |Class A Common         |16,000   |$13.375   |(D)          |                           |
right to buy) with tande|         |         |                       |         |          |             |                           |
m tax withholding rights|         |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) one-third 03/20/98, one-third 03/20/99 and one-third
03/20/00
(2) one-third 01/20/00, one-third 01/20/01 and one-third
01/20/02
(3) one-third 06/27/97, one-third 06/27/98 and one-third
06/27/99
(4) one-third 12/07/96, one-third 12/07/97 and one-third
12/07/98
(5) one-third 07/25/98, one-third 07/25/99 and one-third
07/25/00
SIGNATURE OF REPORTING PERSON
ROLAND SMITH
DATE
April 15, 1997